Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Russell G. Cofano (“Executive”) and eXp World Holdings, Inc., a Delaware corporation (the “Company”), collectively referred to as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Executive and the Company previously agreed to the “Offer of Employment at eXp World Holdings; eXp Realty” dated August 1, 2016, a copy of which is attached hereto as Attachment A (“Initial Offer”).

WHEREAS, pursuant to the Initial Offer, Executive began working for the Company on or about July 29, 2016, as its Chief Strategy Officer and General Counsel, and Executive subsequently became the Company’s President, while continuing to serve as its General Counsel;

WHEREAS, pursuant to the terms of the Initial Offer, the Company intended to provide Executive with the opportunity to vest in 128,000 shares of Company stock over four years (“Restricted Stock”).

WHEREAS, pursuant to the terms of the Initial Offer and a stock option agreement dated July 29, 2016, the Company provided Executive with the opportunity to vest in stock options to purchase up to 650,000 shares of the Company’s stock over four years (the “Options”) (the Restricted Stock and Options are collectively referred to herein as the “Equity Grants”).

WHEREAS, Executive and the Company have determined that it is in the best interests of both the Company and Executive to agree to terms that will allow for the mutual and amicable termination of the Parties’ employment relationship;

WHEREAS, the Parties wish to resolve any and all actual or potential disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company or any of the Released Parties (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

AGREEMENT

1.               incorporation of Recitals. The Recitals in this Agreement are incorporated by reference in this Section 1 as if fully set forth herein.

2.               Separation Date. July 28, 2017, shall be the last date of Executive’s employment with the Company (the “Separation Date”). Executive shall claim no further right to employment with the Company beyond the Separation Date.

3.               Consideration. In consideration of Executive’s execution of this Agreement, the Company agrees as follows.

a.               Separation Payment. The Company will pay Executive a separation payment in the total gross amount of Two Hundred Thirty Nine Thousand Three Hundred Dollars ($239,301) (the “Separation Payment”). The Separation Payment shall be subject to all required state and federal withholdings and shall be payable as follows.

i.          Within ten (10) days of the Effective Date of this Agreement (as defined below in Section 26), the Company will pay to Executive a lump sum gross amount of One Hundred Fifty Thousand Dollars ($150,000) as partial payment of the Separation Payment.

ii.          The remainder of the Separation Payment will be paid in three monthly installments, each in the gross amount of Twenty Nine Thousand Seven Hundred Sixty Seven Dollars ($29,767), with such installments paid, respectively, on the first, second and third month following the Effective Date. The Company’s provision of the Separation Payment does not constitute, and will not be treated for any purpose as, an extension of Executive’s employment beyond the Separation Date.

b.               Cancellation of Equity Grants. In exchange for relinquishing any rights in connection with the Equity Grants, the Company agrees to pay Executive the total gross amount of Three Hundred Forty One Thousand Seven Hundred Dollars ($341,700) (the “Equity Payment”), subject to all required state and federal withholdings. The Equity Payment will be paid by the Company in monthly installment payments, each in the gross amount of Twenty Thousand One Hundred Dollars ($20,100), with such monthly installments commencing on the fourth month following the Effective Date and continuing until the Equity Payment is paid in full on the twentieth (20th) month following the Effective Date. The Equity Grants, however, will be considered cancelled immediately on the Effective Date. The cancellation of the Equity Grants will be treated as compensation as and when paid and shall be reported as compensation as and when paid.

Executive acknowledges and agrees that Executive’s opportunity to receive the Separation Payment and the Equity Payment as set forth in this Section 3 constitutes adequate consideration for Executive’s covenants, obligations, waiver, and release set forth in this Agreement. Executive further acknowledges that the Company would not be providing (and would have no obligation to provide) the Separation Payment or the Equity Payment in the absence of this Agreement.

Executive also acknowledges, and agrees and consents to, the cancellation of the Equity Grants in their entirety as of the Effective Date. Notwithstanding any services that Executive may provide the Company after the date hereof pursuant to Section 8 or otherwise, Executive acknowledges that after the Effective Date he shall have no rights to any vesting in or purchase of any shares of the Company’s capital stock. In furtherance of the foregoing and without limiting the release set forth in Section 5 below, Executive hereby irrevocably releases and waives, acquits and forever discharges any right or entitlement to the Options, Restricted Stock, or any other similar right to acquire shares of the Company’s securities, and any and all claims, liabilities or causes of action of any kind or nature whatsoever, arising out of or in any way related to the Options, Restricted Stock, or such other similar right. Executive agrees that such waiver is supported by the consideration set forth in this Section 3, which also provides sufficient consideration for the release set forth in Section 5 and the other obligations imposed on Executive by this Agreement.

4.               Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement and as otherwise specified in this Section 4, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive as a result of Executive’s prior employment with the Company up to and including the Separation Date. Executive’s health insurance benefits shall cease on July 31, 2017, subject to Executive’s right to continue his health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the terms and conditions of the Company’s benefit plans. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. Executive will receive his regular base compensation for the final pay period of his employment in accordance with the Company’s regular payroll schedule. The paycheck covering the last pay period of Executive’s employment with the Company will also include a payment in the gross amount of Seven Thousand Two Hundred Ten Dollars and Seventy-Eight Cents ($7,210.78) for Executive’s accrued unused paid time off for 2017.

5.               Executive’s Release of Claims. Executive agrees that the consideration set forth in Section 3 and elsewhere in this Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its affiliates, and their respective current and former officers, directors, executives, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, parents, divisions, and subsidiaries, and their respective predecessor and successor corporations and assigns (collectively, the “Released Parties”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Released Parties from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Released Parties arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.       any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.       any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.       any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.       any and all claims for violation of any federal, state, or municipal law, including by way of example and without limitation Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; Washington State Law Against Discrimination, as amended (RCW 49.60.010, et seq.); Washington age discrimination law (RCW 49.44.090); Washington whistleblower protection law (RCW 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (RCW 49.44.180); and Washington Family Care Act (RCW 49.12.270);

e.       any and all claims for violation of the federal or any state constitution;

f.       any and all claims that could have arisen under the Initial Offer and/or any other agreements or communications between Executive and the Company;

g.       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds to be received by Executive pursuant to and as specified in this Agreement; and

h.       any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Executive also understands that nothing in this release prevents him from filing or prosecuting a charge with any administrative agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or U.S. Securities and Exchange Commission (“SEC”)), or from participating in an investigation or proceeding conducted by such an agency. Executive further understands and agrees: (a) Executive will not seek and is hereby waiving any claim for personal damages and/or other personal relief; (b) Executive will cause the withdrawal or dismissal with prejudice of any claim Executive has purported to waive in this release; (c) if Executive is ever awarded or recovers any amount as to a claim Executive has purported to waive in this release (other than under the Age Discrimination in Employment Act, if Executive is lawfully allowed to pursue such a claim), Executive agrees that the amount of any award or recovery will be reduced by up to ninety (90) percent of the amounts Executive was paid under this Agreement, with the setoff being appropriately adjusted for Executive’s return of any such amounts; and (d) to the extent such a setoff is not effected, Executive promises to pay, or assign Executive’s right to receive, the amount that should have been set off to the Company. Notwithstanding the foregoing, this Agreement does not limit Executive’s ability to receive an award for information provided to the SEC or otherwise interfere with or seek any waiver of any awards from any government agency or administrative body that are available pursuant to laws intended to encourage the reporting of unlawful conduct. Executive represents and warrants that he is the sole owner of any and all claims released by this Agreement that he may have, and that he has not assigned or otherwise transferred his right or interest in any such claim.

5.1            Company’s Release of Claims. Company on behalf of its affiliates, and their respective current and former officers, directors, executives, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, parents, divisions, and subsidiaries, and their respective predecessor and successor corporations and assigns forever releases Executive on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Company may possess against Executive arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, with the exception of any acts of dishonesty, fraud, willful violation of law, or other willful misconduct by Executive. This release does not extend to any obligations incurred under this Agreement.

6.               No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Released Parties. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Released Parties.

7.               Additional Covenants of Executive.

a.               General Covenants of Executive. Executive acknowledges that: (a) the principal business of the Company is providing residential real estate brokerage services to real estate agents and brokers without the use of brick and mortar offices (except where required by applicable law) (such business referred to herein as the “Business”); (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is national and, in part, international in scope; (d) Executive’s work for the Company and its affiliates has given Executive access to the confidential affairs and proprietary information of the Company and to trade secrets of the Company and its affiliates used in conducting the Business; (e) the covenants and agreements of Executive contained in this Section 7 are essential to the Business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7.

b.               Non-Competition. For the period of one (1) year following the Separation Date, Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity of, any business or entity that is primarily engaged in providing residential real estate brokerage services to real estate agents and brokers without the use of brick and mortar offices (except where required by applicable law) in competition in any manner whatsoever with the Business of the Company in any state or country or other jurisdiction in which the Company conducts its Business as of the Separation Date; provided, however, that, notwithstanding the foregoing, (i) a “traditional” brick and mortar real estate brokerage firm or franchise company shall not be deemed to be in competition with the Company for purposes of this subsection; (ii) Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date, provided that any such ownership, management or participation was previously timely disclosed to the Company; and (iii) Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (B) Executive is not a controlling person of, or a member of a group which controls, such entity and (C) Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

c.                Non-Solicitation. For the period of twenty (20) months following the Separation Date, Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit, or knowingly encourage to terminate the employment or other service with the Company or any of its affiliates, any person who was an employee of, or a real estate agent or broker hanging his or her license with, the Company or any of its affiliates at any time during the twelve (12) month period prior to such solicitation or encouragement; or (ii) whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, engage with, or intentionally interfere with the Company’s or any of its affiliate’s respective relationship with, any vendor that, during Executive’s employment with the Company, provided services to the Company or any of its affiliates related to the use of virtual worlds for business purposes. Notwithstanding the above, nothing shall prevent Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of Executive facilitated thereby do not otherwise adversely interfere or compete with the operations of the Company.

d.               Confidentiality. Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company and its Business and the business of any of the Company’s affiliates learned by Executive directly or indirectly as a result of his positions with the Company or its affiliates (the “Confidential Company Information”), including, without limitation, information with respect to the respective businesses, properties, profit or loss figures, privileged communications, operations, strategies, and business transactions of any of them, and shall not disclose such Confidential Company information to anyone outside of the Company except with the Company’s express written consent. For purposes of this Agreement, the term “Confidential Company Information” does not include matters or information which (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; (ii) is obtainable in the public domain; (iii) was not acquired by Executive in connection with and during Executive’s employment or affiliation with the Company or its affiliates; (iv) was not acquired by Executive from the Company or its affiliates or representatives or from a third-party who has an agreement with the Company or its affiliates not to disclose such information and where Executive has actual knowledge of such agreement; (v) was legally in the possession of or developed by Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency. For purposes of this Agreement, "affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company as of the Effective Date.

e.               Severability. Executive acknowledges and agrees that Executive has had an opportunity to seek advice of counsel in connection with this Agreement and that the restrictive covenants set forth in this Section 7 are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the restrictive covenants in this Section 7, or any part thereof, is invalid or unenforceable, the remainder of the provisions shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

f.                 Duration and Scope of Covenants. If any court or other decision maker of competent jurisdiction determines that any of Executive’s covenants contained in this Section 7, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, to the extent permitted by applicable law, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.               Transition Assistance.  Executive agrees that for a period of twelve (12) weeks following the Separation Date (the “Transition Assistance Period”) he will make himself available to provide reasonable assistance to the Company in transitioning his services during the Transition Assistance Period. Executive acknowledges and agrees that Executive will not receive additional compensation for the transition services other than what is specifically provided for in this Agreement, provided, however, Executive shall be reimbursed for any documented and reasonable out-of-pocket costs and expenses incurred in connection with providing such assistance under this Section 8.

9.               No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties arising out of any act or omission of any Released Party occurring on or before the Effective Date, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify the Chief Executive Officer of the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of such disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, Executive shall state no more than that he cannot provide counsel or assistance.

10.            Cooperation with Company. Executive agrees that Executive shall reasonably cooperate with the Company in the resolution of any matters in which Executive was involved during the course of Executive’s employment, or about which Executive has knowledge, where Executive’s knowledge is necessary for the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and Executives.

Executive’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to consult with the Company regarding matters in which Executive has been involved or has knowledge; to assist the Company in preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company.  For a period of three (3) years after the Effective Date of this Agreement, Executive agrees to keep the Company apprised of his current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from the Company in connection with this Section 10. Executive further agrees that should Executive be contacted by any person or entity that has indicated adversity to, or that Executive knows or reasonably believes to be adverse to, the Company, or any representative of such person or entity, Executive shall promptly, and no later than within 48 hours of such contact, notify the Chief Executive Officer of the Company. Executive shall be reimbursed for any documented and reasonable costs and expenses incurred in connection with providing such cooperation under this Section 10.

11.            Non-Disparagement; Negative Statements. Executive will not engage in any form of conduct, or make any statements or representations to any third parties, either orally, in writing, or otherwise, that in any way would disparage, defame, libel, slander, or place in a false light, the Company or any of its current or former officers or directors. Moreover, for the limited period of twelve (12) months following the Effective Date, Executive will not make any negative public statements regardless of truth or falsity (including via social media) that pertain to, and are harmful to the professional or personal reputations of, the Company or any of its current or former officers or directors. Executive also agrees to direct all inquiries from prospective employers to the Company’s Human Resources Department, and the Company agrees that it will respond to such inquiries only by confirming Executive’s dates of employment and last positions held. The Company’s officers and directors will not engage in any form of conduct, or make any statements or representations to any third parties, either orally, in writing, or otherwise, that in any way would disparage, defame, libel, or slander the Executive, or place the Executive in a false light. Moreover, for the limited period of twelve (12) months following the Effective Date, the Company, and its officers and directors, will not make any negative public statements regardless of truth or falsity (including via social media) that pertain to, and are harmful to the professional or personal reputation of, the Executive. The Company further agrees that, within ten (10) days of the Effective Date of this Agreement, it will instruct all current members of the Company’s Board of Directors and all current officers of the Company not to (i) engage in any form of conduct, or make any statements or representations to any third parties, either orally, in writing, or otherwise, that in any way would disparage, defame, libel, or slander the Executive, or place the Executive in a false light, or, (ii) for a period of twelve (12) months following the Effective Date, make any negative public statements regardless of truth or falsity (including via social media) that pertain to, and are harmful to the professional or personal reputation of, the Executive. Nothing in this provision limits, or is intended to limit, any right or responsibility of Executive or any Released Parties to respond truthfully where compelled by legal process or otherwise expressly required by law.

12.            Breach and Liquidated Damages. Executive understands and agrees that any violation by Executive of Sections 7 or 11 would constitute a material breach of this Agreement. Company understands and agrees that any violation by Company of Section 11 would constitute a material breach of this Agreement. Therefore, if Executive breaches Sections 7 or 11 of this Agreement, the Company and its affiliates shall have the right and remedy to have this Agreement specifically enforced (by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). Moreover, because damages for a breach of Sections 7 or 11 by Executive would be difficult to ascertain, Executive agrees that the Company is therefore entitled to liquidated damages of fifteen thousand dollars ($15,000) for each violation of these obligations, up to a maximum of 80% of the dollar value of the consideration set forth in Section 3 of this Agreement, with such amount designed to defray the costs of investigating and documenting the breach, mitigating the impact of the breach, and taking steps to prevent future breaches. Because damages for a breach of Section 11 by the Company would be difficult to ascertain, Company agrees that Executive is therefore entitled to liquidated damages of fifteen thousand dollars ($15,000) for each violation of those obligations. The foregoing provisions supplement and do not limit any legal remedies available to Executive, the Company or any third party. Executive further agrees that, in the event any breach by him of Section 7 or 11 is determined by a court or in arbitration to have resulted in any damages (even if in excess of the amounts paid by the Company to Executive pursuant to this Agreement), Executive’s obligations, release, and waiver under this Agreement will remain in full force and effect and supported by consideration.

13.            Arbitration. Except with respect to any request for injunctive relief arising from or relating to Executive’s obligations under Sections 7 or 11, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Seattle, Washington in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) in effect as of the Effective Date of this Agreement. A panel of three arbitrators shall determine the arbitration award, and judgment on the award may be entered in any court having jurisdiction thereof.  The Parties mutually agree that, except as otherwise required by law, arbitration shall be the sole and exclusive forum for resolving such disputes (including any dispute with the Company, any of its affiliated entities, and any of their respective employees, officers, owners or agents), and both Parties agree that they are hereby waiving any right to have their disputes resolved in civil litigation by a court or jury trial.  The arbitrators’ decisions on such matters shall be final and binding on the Parties to the fullest extent permitted by law.  The AAA Rules are incorporated herein by reference and, as of the Effective Date of this Agreement, may be found at: https://www.adr.org/Rules. The Parties shall share equally in the administrative costs and fees directly related to the arbitration, including the fees of the arbitrators.  Except as otherwise provided in this Agreement, each Party shall otherwise bear its own respective attorneys’ fees and costs, including the costs of any depositions or for expert witnesses, unless any applicable law provides otherwise to the prevailing Party, in which case the arbitrators shall have the authority to award costs and attorneys’ fees to the prevailing Party in accordance with the applicable law.  Neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties, unless otherwise required by law.  This arbitration provision shall be governed by and interpreted in accordance with the laws of the State of Washington, excluding its choice of law rules.  The Parties agree that the Company engages in interstate commerce, and thus the United States Arbitration Act shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.  The Parties’ agreement to arbitrate does not apply to claims that, pursuant to applicable law, cannot be subject to mandatory arbitration, such as claims relating to workers’ compensation or unemployment insurance benefits, or claims under the National Labor Relations Act.  Moreover, as discussed in Section 5 above, nothing in this Agreement prevents Executive from filing or prosecuting a charge with any government agency (such as the EEOC) over which such agency has jurisdiction, or from participating in an investigation or proceeding conducted by any such agency.  Executive shall not, however, be entitled to any personal damages or other personal relief in connection with any action by any such agency, regardless of who filed or initiated the charge or proceeding. The foregoing arbitration provision supplements and does not supersede, and should be interpreted and applied to the fullest extent possible in a manner that is consistent with, the other provisions of this Agreement.

14.            Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Subject to Sections 12 and 13 of this Agreement, Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state and federal courts located in King County, Washington for any lawsuit arising from or relating to this Agreement that is appropriately brought in court (rather than, or in addition to, arbitration) pursuant to this Agreement.

16.            Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to make payments to Executive pursuant to this Agreement) or by Executive.

17.            Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if at the time of Executive's termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive's termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with the original payment schedule. If Executive dies during the six-month period, any delayed payments shall be paid to Executive's estate in a lump sum upon Executive's death.

18.            Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the Parties hereto.

19.            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

20.            Indemnification; Directors’ and Officers’ Insurance. Executive will be entitled to indemnification by the Company from and against any damages or liabilities, including reasonable attorney’s fees, in all instances relating to his prior employment with the Company (i.e., prior to the Separation Date) in which he acted within the scope of his authority as President and/or General Counsel, with such indemnification operating to the fullest extent permitted by applicable law and not prohibited by the Company’s or an affiliate’s certificate of incorporation and bylaws or operating agreement, as applicable; provided, however, that Executive shall not be entitled to indemnification for damages or liabilities that result from or arise out of Executive’s dishonesty, fraud, willful violation of law, or other willful misconduct, or Executive’s gross negligence. For a period of three (3) years following the Separation Date, the Company will maintain reasonable directors’ and officers’ liability insurance coverage.

21.            No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

22.            Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

23.            Severability. In the event that any provision or any portion of any provision hereof is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.            Attorneys’ Fees. In the event that either Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action, unless otherwise required by law.

25.            Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26.            Consideration and Revocation Period. Following delivery of this Agreement to Executive on July 27, 2017, Executive has twenty-one (21) days to consider this Agreement, after which time the offer of this Agreement will expire and may no longer be accepted. Executive may accept this Agreement before expiration of twenty-one (21) days, in which case Executive will waive the remainder of the consideration period; provided, however, that Executive may not sign this Agreement prior to the Separation Date. To accept, Executive must execute and deliver the Agreement to the Company’s counsel by sending it to the attention of Daniel P. Hurley, K&L Gates LLP, 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104-1158 (email: daniel.hurley@klgates.com). Executive has a period of seven (7) days after delivering the executed Agreement to the Company to revoke acceptance of the Agreement. To revoke, Executive must deliver a notice revoking his acceptance to the above-referenced contact. This Agreement will become effective upon the eighth calendar day after delivery of this executed Agreement by Executive to the Company’s counsel, provided that Executive has not revoked (“Effective Date”).

27.            Knowing and Voluntary Agreement. Executive warrants and represents that he:

•	understands that this Agreement operates as a waiver of employment related claims;
•	has carefully read this Agreement and finds that it is written in a manner that he understands;
•	knows the contents of this Agreement;
•	has been advised to consult with his personal attorney (Michael C. Subit of Frank Freed Subit & Thomas LLP) before signing this Agreement and has done so;
•	understands that he is giving up all potential claims under the Age Discrimination in Employment Act and other discrimination statutes, except as provided in this Agreement;
•	has been advised that he is not barred by this Agreement from bringing before any fair employment practices agencies or other government agencies matters for which such agencies have jurisdiction (such as the Equal Employment Opportunity Commission or the National Labor Relations Board), or cooperating in any investigation by any such agency;
•	has been given up to twenty-one (21) days to review and analyze this entire Agreement and seven (7) days to revoke or rescind this Agreement (and he understands he may execute this Agreement before expiration of the 21 days, in which case he shall waive the remainder of the consideration period);
•	did not rely upon any representation or statement by the Company or the Company’s counsel concerning the subject matter of this Agreement, except as expressly stated in the Agreement;
•	understands the Agreement’s final and binding effect; and
•	has signed the Agreement as his free and voluntary act.

[remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RUSSELL G. COFANO, an individual

Dated: July 27, 2017	/s/ Russell G. Cofano
Russell G. Cofano

eXp World Holdings, Inc.

Dated: July 27, 2017	By /s/ Glenn Sanford
Glenn Sanford
Chief Executive Officer

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